             May 24, 2001

Christopher T. Lutes
Chief Financial Officer

Dear Chris:

This letter agreement (the “Agreement”) sets out the terms and conditions of your resignation from full-time employment with Silicon Valley Bank and Silicon Valley Bancshares (collectively “SVB”) and your subsequent part-time working arrangement with SVB:

1.          Voluntary Resignation.  You’ve informed us that you will voluntarily resign from your full-time position as SVB’s Chief Financial Officer, effective June 30, 2001.

2.          Term and Cancellation. In exchange and consideration for your executing the release attached as Exhibit A to this Agreement (the “Release”), SVB is offering you part-time employment (“Part-time Employment”).  Your part-time employment period will be for twelve (12) months, beginning on July 1, 2001 and ending on June 30, 2002 (the “Part-time Employment Period”). Either party may terminate this Agreement at any time without cause with 30 days prior written notice.  Sections 4(d), 4(e), 17, 19, 22, 23, 24, 25, 26, 27, 28, and 29 survive any termination of this Agreement by either party without cause. SVB may terminate this Agreement immediately for cause.  Any decision by SVB to terminate this Agreement prior to June 30, 2002 will be made by Silicon Valley Bancshares’ Chief Executive Officer (the “CEO”) with the concurrence of the Board Executive Committee.

3.          Duties.

             a)          Standard Duties. During the Part-time Employment Period, you will work a maximum of twenty (20) hours per week.  Your duties will include being reasonably available to Ken Wilcox and other executives of SVB to provide advisory and other services related to the financial operations of SVB.

             b)          Special Engagements.  During the Part-time Employment Period, SVB may engage you for projects (other than the standard duties contemplated above).  Such an engagement will be on terms (including fees) as then agreed upon by SVB and you.

4.          Compensation.

             a)          Compensation.  You will be paid $87,500.00 during the Part-time Employment Period, payable bi-weekly on SVB’s normal payroll dates with all applicable federal and state withholding amounts deducted. If SVB terminates this Agreement without cause, you will continue to be paid for six (6) months from the date of the notice of termination (the “Six Month Payment Period”).

             b)          Stock Options.  Pursuant to the Silicon Valley Bancshares Stock Option Plans (the “Plans”), your SVB options and/or stock grants will continue to vest during the Part-time Employment Period.

             c)          Incentive Compensation.  You will be eligible in February 2002 for an incentive compensation award, in accordance with the applicable terms of the Bank’s Incentive Compensation Plan, pro rated for your time spent in 2001 as both a full-time and part-time employee. You will not be eligible for an incentive award in February 2003 for your time spent as a part-time employee in 2002.  Also, you will not be eligible to receive new Retention Program allocations under the 2003 Retention Programs.

             d)          Retention Program. You will be entitled to “Continued Participation” under the Retention Programs (as defined in SVB’s 1998, 1999, 2000, 2001 and 2002 Retention Programs) during the Part-time Employment Period, as well for the remainder of the Retention Programs’ terms, provided you:  (1) do not disclose Confidential Information (as defined in Section 8(a) below), (2) do “not compete” with SVB (as defined in Section 8(b) below), and (3) do not disparage SVB (as discussed in Section 8(c) below), in each case for three (3) years following your termination of employment with SVB.  Provided you do comply with the three (3) provisions above for the requisite three (3) year period, you will thereafter be entitled to Continued Participation without limitation.  If you do breach any of these provisions during this three (3) year period, you will forfeit any right to then-future distributions under the 1998, 1999, 2000, 2001, and 2002 Retention Programs.

             e)          Qualified Investors Fund.  SVB agrees to waive any vesting requirements for your interest in the 2000 Qualified Investors Fund.

5.          Retirement Benefits. You will be eligible to participate in SVB’s Money Purchase Plan, the 401(k) and Employee Stock Ownership Plan, and Employee Stock Purchase Program during the Part-time Employment Period.

6.          Group Medical, Vision and Dental Benefits.  You will be eligible to continue your current SVB group health insurance benefits (including group medical, disability, life insurance, vision and dental benefits) during the Part-time Employment Period.  If SVB terminates this Agreement without cause, you will continue to be eligible for these benefits for the Six Month Payment Period.

7.          Change in Control Policy. You will continue to be eligible to receive benefits under SVB’s Change In Control Severance Benefits Policy during your Part-time Employment Period.  However, as you will no longer be a member of SVB’s Operating Committee, you will be entitled to benefits under such policy only to the extent provided to employees at Grade 16 level.  You will also be entitled to immediate vesting of Retention Program interests in the event of a change in control (as that term is defined in SVB’s Change In Control Severance Benefits Policy).

8.          Confidential Information/Competition with SVB

             a)          Disclosure of Confidential Information. SVB may immediately terminate the Part-time Employment Period, if you disclose “Confidential Information.”  “Confidential Information” includes all technical and non-technical information related to the current, future and proposed services of SVB, including financial information and business forecasts and strategies.

             b)          Competition with SVB. SVB may immediately terminate the Part-time Employment Period, if, during your Part-time Employment Period, you become employed by, or become a consultant for, any entity that is in “competition with” SVB, unless you obtain the prior written approval of the CEO (who shall obtain the concurrence of the Executive Committee of the Board.).  The CEO will use best efforts to respond to your approval request within thirty (30) days. (While not required, you are encouraged to seek SVB’s approval on any prospective employment or consulting arrangement so you do not inadvertently breach this section of the Agreement.)    An entity will be deemed “in competition with” SVB if:  (1) the entity is a significant provider of financial products or services, or other products and services offered by SVB, to early-stage technology companies, whether nationally or in one or more regions served by SVB’s offices (with SVB determining in its reasonable discretion whether in fact an entity is a significant provider of such products or services);   (2) the entity is otherwise a direct competitor of SVB in any of SVB’s then-substantial lines of business, or (3) the entity has recruited you to create or build a business line which will be in direct competition with a substantial line of business of SVB.

                           Upon notice from SVB that you are in competition with SVB (the “Notice”), you may, in the sole discretion of the CEO (with the concurrence of the Board Executive Committee):  (1) be provided with up to thirty (30) days to leave such competing entity (the “Cure Period”); or (2) up to six (6) months to leave such competing entity, if you had obtained SVB’s prior written approval for the subject employment or consulting arrangement and SVB has since become competitive with such employing entity or consulting firm due to a change in SVB’s substantial line of business (with the length of such periods to be determined in the  reasonable discretion the CEO, with the concurrence of the Board Executive Committee) (also, the “Cure Period”). If you leave such competitor within the Cure Period, this Agreement will remain in full force and effect.  If you do not leave such competitor within the Cure Period, SVB thereafter may immediately terminate this Agreement, with such decision to be made by the CEO with the concurrence of the Board Executive Committee.

             c)          Nondisparagement.  SVB may immediately terminate the Part-time Employment Period, if, during your Part-time Employment Period, (1) you mention to any other person in a business-related context any negative or disparaging comments or statements about SVB, or any of its officers, agents or employees, including disparaging or negative comments regarding business practices, or (2) you communicate to any other person any facts or opinions that might tend to reflect adversely upon SVB or to harm the reputation of SVB or its officers, agents or employees in the conduct of their respective personal, business or professional affairs.

             d)          Consulting for a Non-Competitor.  During your Part-time Employment Period, prior to accepting a consulting position with a non-competitor of SVB, you will discuss the proposed consulting position with the CEO (who will report on the proposed position to the Executive Committee of the Board).  The CEO, in such CEO’s sole discretion, shall determine if you may pursue the consulting position, considering, among other factors, whether such consulting position will interfere with your part-time employment responsibilities.

9.          Expense Reimbursement. SVB will reimburse you for reasonable out-of-pocket expenses related to your SVB employment and incurred during the Part-time Employment Period, pursuant to SVB’s expense policies and procedures.

10.        Investments.   During the Part-time Employment Period, you maybuy  (i) stock of any private tech/life sciences company, or (ii) a venture capital fund, if you first offered the investment opportunity to SVB (and SVB has invested all that it chooses).  You may buy publicly traded stock of a SVB client.

11.        Outside Boards/Outside Employment and Consulting Arrangements.  During the Part-time Employment Period, you may sit on the Board of Directors or Advisory Board or become an employee or consultant of an outside company with the approval of the CEO (who will report on the proposed position to the Executive Committee of the Board). You will be able to retain any compensation in connection with such role as a director, employee or consultant.  You will play such role in your individual capacity, and specifically, not as a representative of SVB.

12.        Remote Connectivity/Cubicle Space.  You will be provided with remote connectivity to SVB’s computer network and with access to guest cubicle space at SVB during the Part-time Employment Period.  If SVB terminates this Agreement without cause, SVB, in its sole discretion, may continue to provide these benefits during the Six Month Payment Period.

13.        Payment of Wages Due.  You acknowledge and represent that the consideration for this Agreement is not accrued salary, wages or vacation, and is in excess of any established severance practice or policy of SVB, and you further acknowledge that California Labor Code Section 206.5 is not applicable to this Agreement or to the parties hereto.  That section provides in pertinent part:

             No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

14.        No Reliance on Representations.  SVB and you represent that each has had the opportunity to consult with an attorney, and has carefully read and understand the scope and effect of the provisions of this Agreement.  In entering into this Agreement, SVB and you each rely upon their own judgement and have not been influenced by any statement made by the other or by any person representing or employed by the other.  You do not waive rights or claims that arise after the effective date of this Agreement as set forth in Paragraph 15 below.  You acknowledge that you were given a period of at least twenty-one (21) days within which to consider this Agreement and that you have specifically been advised to consult with an attorney before executing it.  In executing this Agreement, you waive said twenty-one (21) day consideration period. To the extent that you have taken less than twenty-one (21) days to consider this Agreement, you acknowledge that you are entering into this Agreement voluntarily and with knowledge of and a full understanding of its terms.

15.        Revocability/Effective Date of this Agreement.  For seven (7) days following the execution of this Agreement, you may revoke it by submitting written notice of such revocation to SVB on or before the 7th day following the date of this Agreement.  This Agreement shall become effective or enforceable on the eighth (8th) calendar day after you have signed this Agreement.

16.        Non-Insider.  During the Part-time Employment Period, you shall not be deemed an “insider” for purposes of compliance with SVB’s Insider Trading Policy.  Notwithstanding the foregoing, you shall continue to be bound by applicable provisions of federal and state securities laws, including, without limitation, (a) Section 16 of the Securities Exchange Act of 1934, (b) Rule 144 promulgated under the Securities Act of 1933, and (c) such laws prohibiting trading in Silicon Valley Bancshares’ stock while you then are in possession of material non-public information.

17.        Non-Solicitation.  During the Part-time Employment Period and for two (2) years from termination of the Part-time Employment Period, you shall not directly, or indirectly, cause any party to solicit (other than through a general solicitation not directed to SVB personnel), offer, engage, or employ either as an employee or independent contractor, any employee of SVB without the prior written approval of SVB.  This section will not apply if SVB personnel solicit employment from you (without you first soliciting them).  Breach of this Section, in the discretion of the CEO, may lead to you forfeiting any right to then-future distributions under the 1998, 1999, 2000, 2001, and 2002 Retention Programs.

18.        Headings.  The various headings of this Agreement are inserted for convenience only and shall not be deemed a part of, or in any manner affect, this Agreement or any provision thereof.

19.        Governing Law.  This Agreement shall be governed by the laws of the State of California.

20.        Materiality.  This Agreement would not have been agreed upon but for the inclusion of each and every one of its conditions.

21.        Voluntary Execution of this Agreement.  You agree you have executed this Agreement voluntarily and without any duress or undue influence on the part of or on behalf of SVB with the full intent of releasing all claims.  You acknowledge that: (a) you have read this Agreement; (b) you have been given a reasonable period of time to consider the legal effects of this Agreement; (c) you have been given the opportunity to be represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice; (d) you understand the terms and consequences of this Agreement and of the releases it contains; and (e) you are fully aware of the legal and binding effects of this Agreement.

22.        Successors.  This Agreement and the respective rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.  This provision, with respect to your right of successorship, shall, however, inure only to the benefit of your estate, executor, administrator, and heirs. You may assign the economic benefits conferred by this Agreement to a trust.  SVB makes no representations or warranties involving the tax implications of making such an assignment, and recommends that you consult your personal tax and legal advisors.

23.        Notices.  Any notices will be written and delivered by:  (i) personal delivery; (ii) overnight courier;  (iii) telecopy or facsimile transmission with acknowledgment of receipt; or (iv) certified or registered mail, return receipt requested.

24.        Severability.  If any provision of this Agreement is illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions continue.

25.        Waiver.  Waiver by SVB of a breach of this Agreement is not a waiver of any other breach.

26.        Entire Agreement.  This is the entire Agreement (including Exhibit A attached hereto) between the parties on this subject and supersedes all prior and contemporaneous understandings and agreements, whether oral or written.  This Agreement may only be modified in writing signed by you and SVB.

27.        Indemnity.  You will indemnify and hold harmless SVB against all liability to third parties (other than liability solely the fault of SVB) arising from or in connection with this Agreement.

28.        Arbitration.  Any dispute between the parties arising out of or in connection with this Agreement shall be submitted to binding arbitration in Santa Clara County, California in accordance with the Commercial Rules of the American Arbitration Association and pursuant to then prevailing California law.  The award shall be final and binding upon the parties and judgment for such award may be entered in any court having jurisdiction.

29.        Costs and Attorneys’ Fees.  Should any action be brought to enforce any of the rights or obligations set forth in this Agreement, the prevailing party shall be entitled to recover all costs and expenses incurred in the prosecution or defense of that action, including attorneys’ fees.

Chris, let me take this opportunity to thank you for your outstanding years of service to the Bank.  We look forward to continuing to work with you.

Sincerely,

SILICON VALLEY BANK

/s/ John C. Dean

John C. Dean
Chairman of the Board of Directors

Agreed to and Accepted

by:	/s/ Christopher T. Lutes

Exhibit A

EMPLOYEE AGREEMENT AND RELEASE

             Except as otherwise set forth in this Agreement, effective on July 1, 2001 and for any claims pending on that date, I hereby release, acquit and forever discharge Silicon Valley Bancshares and Silicon Valley Bank (collectively, the “Company”), its parents and subsidiaries, and its and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date this Agreement is signed, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

             In giving this release, which includes claims that may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any unknown or unsuspected claims I may have against the Company.

By:
Christopher T. Lutes

Date: